EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Amendment No. 1 to Registration Statement on Form S-1 of Incentra Solutions, Inc. of our report dated March 28, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph stating that on July 31, 2006, the Company sold substantially all of the assets of Front Porch Digital, Inc., a wholly-owned subsidiary of the Company), which appears on page F-2 of this Amendment No. 1 to Registration Statement on Form S-1 and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado
May 8, 2008